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                                                                  EXHIBIT 10.34


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT is made as of July 15, 2001 (the "EFFECTIVE DATE") between Simmons Company, a Delaware corporation (the "COMPANY"), and Mark Parrish (the "EXECUTIVE").

         WHEREAS, the Executive is possessed of certain experience and expertise in management; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ the Executive.

         NOW, THEREFORE, the parties agree as follows:

1.       EMPLOYMENT.

         1.1. AGREEMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, in each case subject to the terms and conditions set forth herein.

         1.2. TERM. The employment of the Executive by the Company under this Agreement shall be for the period commencing on the Effective Date and expiring on the date on which termination of employment is effective pursuant to the provisions of Section 8 (the "TERMINATION DATE"). For all purposes of this Agreement, references to the "term" of the Executive's employment hereunder shall mean the period commencing on the Effective Date and ending on the Termination Date.

2. POSITION AND DUTIES. The Executive shall serve as Executive Vice President and Chief Operations Officer of the Company, and shall be accountable to, and shall have such powers, duties and responsibilities as may from time to time be prescribed by, the Board of Directors of the Company (the "BOARD") or the President of the Company (the "PRESIDENT"). The Executive shall perform and discharge, faithfully, diligently, competently and in good faith such duties and responsibilities. The Executive (a) shall devote all of his business time and attention and his best efforts and ability to the business and affairs of the Company and its Subsidiaries and (b) shall not engage in other business activities whether or not compensated during the term of this Agreement without prior written consent of the Board; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to public speaking activities, if Executive notifies the Board or the president of the Company in advance of such activities, and/or (ii) continue to serve on the Board of Directors of MW Manufacturers. The services of the Executive shall be performed at the offices of the Company in the Metropolitan Area; PROVIDED, HOWEVER, that the Executive acknowledges that substantial travel will be required in view of the fact that the Company conducts operations and maintain facilities throughout the United States and elsewhere around the world.

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3.       COMPENSATION. Subject to all of the terms and conditions hereof and to the performance by the Executive of his duties and obligations to the Company:

         3.1. SALARY. As compensation for services performed during the term of his employment hereunder, the Company shall pay the Executive a salary at a rate of $250,000 per annum or such other higher amount as may from time to time be established by the Board (such annual rate of salary in effect from time to time being referred to as, the "SALARY"). The Salary shall be payable in accordance with the regular payroll practices of the Company. Except as otherwise provided in this Agreement, the Salary shall be prorated for any period less than a full year.

         3.2. ANNUAL BONUS. As additional compensation for services hereunder, the Executive shall be eligible for a bonus for each Bonus Year commencing on the first day of each fiscal year and ending on the last day of the term hereof. The target bonus payable for any Bonus Year shall equal 60% of the Salary (the "TARGET BONUS") upon 100% achievement of Board-specified targets, with an amount equal to 4% of Salary for each 1% achievement over such targets. The actual amount of any such bonus payable with respect to any Bonus Year shall be based upon the Company's achievement of specified performance targets set by the Board for such Bonus Year, as set forth on Exhibit A hereto. Such performance targets will be determined and set by the Board at the beginning of each Bonus Year as set forth on Exhibit A and will be based upon various performance measures such as EBITDA and sales. Any bonus payable under this Section 3.2 is referred to herein as an "ANNUAL BONUS".

         3.3. STOCK OPTIONS. As soon as practicable after the date hereof, the Company shall grant to the Executive under the Company's 1999 Stock Option Plan (the "OPTION PLAN") stock options (the "STOCK OPTIONS") to purchase shares of Common Stock of Holdings, 200,000 of which will be Regular Options (as defined in the Stock Option Certificate) and 75,000 of which will be Superincentive Options (as defined in the Stock Option Certificate). Contingent upon the Executive's achievement of specific performance-based targets to be established by the President and approved by the Compensation Committee of the Board for fiscal year 2001, the Company shall issue an additional 25,000 Superincentive Options to the Executive (the "ADDITIONAL OPTIONS") within 15 days of the release of the audited financial statements of the Company for the 2001 fiscal year. The Stock Options and the Additional Options will have an exercise price of $7.15 per share of Common Stock. The Stock Options and the Additional Options will be issued pursuant to stock option certificates in substantially the form of Exhibit B (the "STOCK OPTION CERTIFICATES"). The Stock Options and the Additional Options will vest on the schedule specified in, and in accordance with the terms of, the Stock Option Certificates and will be subject to the terms of the Option Plan, PROVIDED, HOWEVER, that for the sole purpose of calculating the vesting with respect to the Stock Options and the Additional Options, the Executive will be presumed to have commenced employment with the Company as of the first day of fiscal year 2001. Notwithstanding the foregoing provisions of this Section 3.3, in the case of a conflict between this Section
3.3 and the Stock Option Certificates, the Stock Option Certificates shall govern.

         3.4. BUSINESS AND TRAVEL EXPENSES. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable business expenses incurred by him on behalf of the Company or any of its Subsidiaries or Affiliates (in accordance with the policies and procedures established by the Board from time to



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time for the Company's executive officers) in performing services hereunder;
PROVIDED, HOWEVER, that the Executive shall properly account therefor in accordance with requirements for federal income tax deductibility and the Company's policies and procedures.

         3.5. AUTOMOBILE STIPEND. During the term of his employment hereunder, the Executive shall be entitled to a stipend of at least an aggregate amount of $750.00 per month, to cover the expenses associated with leasing or owning an automobile; PROVIDED, HOWEVER, that the Executive shall properly account therefor on his federal and applicable state tax returns and related documentation in accordance with the requirements for federal income tax deductibility and the Company's policies and procedures.

         3.6. FORGIVENESS OF LOANS. As of July 15, 2001, the Company agrees to forgive $54,905 of aggregate principal amount of loans (and any accrued interest on such amount) owed by the Executive to the Company. Contingent upon the Executive's continued employment by the Company hereunder through July 15, 2002, on July 15, 2002, the Company agrees to forgive $54,905 of aggregate principal amount of loans (and any accrued interest on such amount) owed by the Executive to the Company. In addition to the foregoing, the Company shall reimburse the Executive for any amount (computed at the highest applicable marginal tax rate) of federal, state and local income taxes for which the Executive is liable on account of the loan forgiveness set forth in this Section 3.6.

         3.7. FRINGE BENEFITS. The Executive shall be entitled to participate in or receive benefits under any life insurance, health and accident plans, retirement plans and other similar fringe benefit arrangements made generally available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and to the extent not duplicative of the benefits provided to the Executive under this Agreement. Notwithstanding any other arrangements that the Company may make available from time to time to its other executives or key management employees, the Salary, the bonuses payable under this Agreement and any stock options granted by the Company to the Executive in accordance with the Agreement shall be in lieu of the Executive's participation in any other bonus, equity incentive or equity-type incentive plans established by the Company, except that the Executive shall be entitled to participate in any supplemental executive retirement plans, "401(k) plans" and profit sharing plans.

         3.8. VACATION. The Executive shall be entitled to 20 days of paid vacation each year.

4.       OFFICES; SUBSIDIARIES AND AFFILIATES.

         4.1. GENERALLY. The Executive agrees to serve during the term of his employment hereunder, if elected or appointed thereto, in one or more positions as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates. Service in such additional positions will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement.



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         4.2. INDEMNIFICATION. The Company agrees that in connection with the
Executive's service in additional positions as provided under Section 4.1, the Executive shall be entitled to the benefit of any indemnification provisions in the charter and by-laws of the Company and any of its Subsidiaries and Affiliates for which the Executive serves in such an additional position and any director and officer liability insurance coverage carried by the Company and any of its Subsidiaries and Affiliates for which the Executive serves as an officer or director; PROVIDED, HOWEVER, that this Section 4.2 shall not impose on the Company or any of its Subsidiaries or Affiliates any obligation to include any such indemnification provisions in its charter or by-laws or to maintain any such insurance coverage.

5.       UNAUTHORIZED DISCLOSURE; INVENTIONS.

         5.1. CONFIDENTIAL INFORMATION. The Executive acknowledges that the Company and its Subsidiaries and Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Subsidiaries or Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Subsidiaries and Affiliates for protecting Confidential Information and agrees not to disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries and Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries or Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

         5.2. PROTECTION OF DOCUMENTS. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries or Affiliates and any copies, in whole or in part, thereof (the "DOCUMENTS"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company or its Subsidiaries or Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

         5.3. PROPRIETARY RIGHTS. Any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including information relating to the generation and updating thereof), concepts and ideas (whether or not patentable or copyrightable) conceived, made, developed, created or reduced to practice by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the term of his employment by the Company and for one year thereafter, which may be directly or indirectly useful in, or related to, the business, ventures or other activities of or products manufactured or sold by the Company or any of its Subsidiaries or Affiliates or any business or products contemplated by the Company or any of its Subsidiaries or Affiliates while the Executive was or is an employee, officer or director of the Company (collectively, "PROPRIETARY RIGHTS"), shall be promptly and fully disclosed by the Executive to the Board and shall be the exclusive property of the Company as against the Executive and his successors, heirs, devisees, legatees and assigns, and the Executive hereby assigns to the Company his entire right, title and interest therein and shall promptly deliver to the Company all papers, drawings, models, data and





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other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created or reduced to practice by him as aforesaid. All copyrightable Proprietary Rights shall be considered "works made for hire." The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to assign, and confirm the Company's title in, his entire right, title and interest in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company's exclusive property as against the Executive and his successors, heirs, devisees, legatees and assigns under this Section 5.3 or to vest in the Company title to such Proprietary Rights as against the Executive and his successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.

6. RESTRICTED ACTIVITIES. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries and Affiliates:

         6.1. NON-COMPETITION.

                  6.1.1. While the Executive is employed by the Company and for a period which is one year immediately following termination of his employment (the "NON-COMPETITION PERIOD"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Subsidiaries or Affiliates within the United States in any Competitive Business or undertake any planning for any Competitive Business.

                  6.1.2. Without limiting the generality of the foregoing, during the Non-Competition Period, the Executive will not solicit or encourage any Person who is or was a customer of the Company or any of its Subsidiaries or Affiliates and with whom the Executive has had any contact, to terminate its relationship with any of them, or to conduct with any other Person any business or activity which such customer conducted or could conduct with the Company or any of its Subsidiaries or Affiliates.

         6.2. OUTSIDE ACTIVITIES. The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or any of its Subsidiaries or Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Subsidiaries or Affiliates; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to public speaking activities, if Executive notifies the Board or the president of the Company in advance of such activities, and/or (ii) continue to serve on the Board of Directors of MW Manufacturers.

         6.3. NON-SOLICITATION OF EMPLOYEES.

                  6.3.1. Acknowledging the strong interest of the Company in an undisrupted workplace, the Executive further agrees that while he is employed by the Company and for a period which is one year immediately following termination of his employment (the "NON-SOLICITATION PERIOD"), the Executive will not hire or attempt to hire any employee of



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         the Company or any of its Subsidiaries or Affiliates for employment by the Executive or any other Person.

                  6.3.2. During the Non-Solicitation Period, the Executive will not assist in such hiring by any Person.

                  6.3.3. During the Non-Solicitation Period, the Executive will not seek to persuade any employee of the Company or any of its Subsidiaries or Affiliates to discontinue employment with the Company or any of its Subsidiaries or Affiliates.

                  6.3.4. During the Non-Solicitation Period, the Executive will not solicit or encourage any independent contractor providing services to the Company or any of its Subsidiaries or Affiliates to terminate or diminish its relationship with the Company or any of its Subsidiaries or Affiliates.

         6.4. OWNERSHIP OF SECURITIES. Notwithstanding the provisions of this Sections 6, the Executive shall have the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is (a) issued by any Person engaged in a Competitive Business and (b) publicly traded on a national securities exchange or over-the-counter market.

7. ENFORCEMENT OF COVENANTS. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 5 and 6. The Executive agrees that such restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Section 5 or 6, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of such covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 5 or 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8.       TERMINATION.

         8.1. DEATH. The Executive's employment hereunder shall terminate upon his death.

         8.2. INCAPACITY. If the Executive shall have been unable to perform his duties hereunder by reason of any physical or mental illness, injury or other incapacity (a) for any period of 90 consecutive days or (b) for a total of 120 days in any period of 12 consecutive calendar months, in the reasonable judgment of the Board, after consultation with such experts, if any, as the Board may deem necessary or advisable, the Company may terminate the Executive's employment hereunder by written notice to the Executive.



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         8.3. CAUSE. The Company may terminate the Executive's employment hereunder for Cause at any time upon written notice to the Executive. For the purposes of this Agreement, the Company shall have "CAUSE" to terminate the Executive's employment hereunder upon: (a) the Executive's breach of any of his obligations set forth in this Agreement, which breach is not cured within 15 days after receipt by the Executive from the Board or the President of written notice of such breach; (b) the Executive's breach of his fiduciary duties as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or employee benefit plan of the Company or any of its Subsidiaries or Affiliates; (c) the Executive's commission of a felony involving fraud, personal dishonesty or moral turpitude (whether or not in connection with his employment); or (d) the Executive's failure to follow the reasonable instructions of the Board or the President, which failure does not cease within 15 days after receipt by the Executive from the Board or the President of written notice of such failure.

         8.4. OTHER THAN FOR CAUSE. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon written notice to the Executive.

         8.5. GOOD REASON. The Executive may terminate the Executive's employment hereunder for Good Reason at any time upon 60 days' prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 8.5, the Board may elect to waive the period of notice or any portion thereof. For the purposes of this Agreement, the Executive shall have "GOOD REASON" to terminate the Executive's employment hereunder upon: (a) material diminution in the nature or scope of Executive's responsibilities, duties or authority, in each case except in the event of termination of the Executive's employment pursuant to Section 8.1, 8.2, 8.3, 8.4 or 8.6; PROVIDED, HOWEVER, that the Company's failure to continue Executive's appointment or election as a director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute "Good Reason", or (b) material failure of the Company to provide Executive the Salary and benefits in accordance with the terms of Section 3 hereof.

         8.6. OTHER THAN FOR GOOD REASON. The Executive may terminate his employment hereunder at any time upon 60 days' prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 8.6, the Board may elect to waive the period of notice, or any portion thereof.

9.       COMPENSATION UPON TERMINATION.

         9.1. DEATH. In the event of the Executive's death during the term hereof, the Company shall pay or transfer, as the case may be, to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (a) his Salary that is earned and unpaid at the date of death and (b) on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which death occurs or (ii) the date which is 120 days after the end of such Bonus Year, an amount equal to the product of (A) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if death had not occurred MULTIPLIED BY (B) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of death and the denominator of which is 365.



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         9.2. INCAPACITY. If the Executive's employment shall be terminated by reason of his incapacity pursuant to Section 8.2, the Company shall (a) continue to pay the Executive his Salary through the Termination Date and (b) pay the Executive on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which termination pursuant to Section 8.2 occurs or (ii) the date which is 120 days after the end of such Bonus Year, an amount equal to the product of (A) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if termination pursuant to Section 8.2 had not occurred MULTIPLIED BY (B) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of termination pursuant to Section 8.2 and the denominator of which is 365.

         9.3. CAUSE. If the Company shall terminate the Executive's employment for Cause, the Company shall have no further obligations to the Executive under this Agreement other than payment of his Salary through the Termination Date.

         9.4. OTHER THAN FOR CAUSE; GOOD REASON. If the Company shall terminate the Executive's employment pursuant to Section 8.4 or the Executive shall terminate the Executive's employment pursuant to Section 8.5, then the Company shall pay to the Executive:

                  (a) his Salary through the Termination Date;

                  (b) on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which such termination occurs or (ii) the date which is 120 days after the end of such Bonus Year, an amount equal to the product of (A) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if such termination had not occurred MULTIPLIED BY (B) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the Termination Date and the denominator of which is 365; and

                  (c) until the first anniversary of the Termination Date, severance at a rate equal to 100% of his Salary in effect at the time notice of termination is given, such severance to be paid on a monthly basis (or such other increment as the Company and the Executive mutually agree) for a period of 12 months after the termination of the Executive's employment.

With respect to any termination of employment to which this Section 9.4 applies, until the earlier to occur of (1) the first anniversary of the Termination Date and (2) the date on which the Executive commences other employment in connection with which the Executive receives medical and dental benefits substantially comparable to those made available by the Company (including self-employment or engaging in an enterprise as a sole proprietor or partner) (the "BENEFITS TERMINATION DATE"), the Company shall continue to contribute to the cost of the Executive's participation in its medical and dental insurance plans at the same level so long as the Executive is entitled to continue such participation under applicable law and plan terms. The obligations of the Company to the Executive under this Section 9.4 (other than clause (a) of the first sentence of this Section 9.4) are conditioned upon the Executive's signing a release of claims in the form of Exhibit C (the "RELEASE") within 28 days of the date on which notice of termination is given and upon such Release remaining in full force and effect thereafter. All severance payments under this Section 9.4 will be in the form of salary continuation, payable in

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accordance with the normal payroll practices of the Company and will begin at the Company's next regular payroll period following the effective date of the Release, but shall be retroactive to the Termination Date.

         9.5. OTHER THAN FOR GOOD REASON. If the Executive shall terminate his employment pursuant to Section 8.6, the Company shall have no further obligations to the Executive under this Agreement other than payment of his Salary through the Termination Date (it being understood that if, in accordance with Section 8.6, the Board elects to waive the period of notice, or any portion thereof, the payment of Salary under this Section 9.5 shall continue through the notice period or any portion thereof so waived).

         9.6. POST-TERMINATION OBLIGATIONS GENERALLY. Except as expressly set forth in this Section 9, the Stock Option Certificate and any other stock option certificate issued to the Executive, the Company shall have no further obligations to the Executive following expiration of the term of the Executive's employment hereunder, and performance by the Company of any obligation specifically provided in this Section 9 shall constitute full settlement of any claim that the Executive may have on account of such termination against the Company and its Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, controlling Persons, employees, agents, representatives, successors and assigns and all other others connected with any of them, both individually and in their official capacities.

10. CONFLICTING AGREEMENTS. Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive's obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition, non-solicitation or similar covenants that would affect the performance of Executive's obligations hereunder or would restrict the Company in its operations, including hiring any additional executives. Executive has provided the Company with a true and correct copy of all agreements between Executive and Executive's former employer or employers and any similar agreements governing Executive's rights and obligations relating to any former employer. Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without such party's consent.

11. WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement.

12. NOTICES. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand; (b) one business day after being sent by nationally recognized overnight courier; (c) in the case of transmission by facsimile, when confirmation of receipt is obtained; or (d) three business days after being sent by registered or certified mail, postage prepaid and return receipt requested. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

                  If to the Executive:

                           Mark Parrish
                           1128 Mooresmill Road
                           Atlanta, GA  30327


                  If to the Company:

                           Simmons Company
                           One Concourse Parkway
                           Atlanta, GA  30328
                           Attention:  Robert Hellyer
                           Facsimile:  (770) 392-2565

                  with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA  02110
                           Attention:  Lauren I. Norton, Esq.
                           Facsimile:  (617) 951-7050

13. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. Certain capitalized terms are used in this Agreement with the specific meanings defined below in this
Section 13. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word "including" shall be construed as "including without limitation" and (e) references to "$" mean United States dollars.

         13.1. "AAA" is defined in Section 19.

         13.2. "ADDITIONAL OPTIONS" is defined in Section 3.3.

         13.3. "AFFILIATE" shall mean (a) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person), (b) any other Person which, together with its Affiliates (as defined in clause (a) above), shall, directly or indirectly, own beneficially or control the voting of at least 10% of the ownership interest in the Company (or other specified Person) and (c) any other Person of which the Company (or other specified Person) and its Affiliates (as defined in clauses
(a) and (b) above) shall, directly or indirectly, own beneficially or control the voting of at least 10% of any class of outstanding capital stock or other evidence of beneficial interest or of any interest as a general partner or joint venturer.

         13.4. "ANNUAL BONUS" is defined in Section 3.2.

         13.5. "BENEFITS TERMINATION DATE" is defined in Section 9.4.

         13.6. "BOARD" is defined in Section 2.

         13.7. "BONUS YEAR" means fiscal year of the Company, PROVIDED, HOWEVER, that in the event the fiscal year of the Company is changed, any calculations made under Section 3.2 and Exhibit A shall be proportionately adjusted as the Board, in its sole and absolute discretion, shall deem appropriate.

         13.8. "CAUSE" is defined in Section 8.3.

         13.9. "COMMON STOCK" means the common stock, $.01 par value, of Holdings.

         13.10. "COMPANY" is defined in the preamble to this Agreement.

         13.11. "COMPETITIVE BUSINESS" means any business conducted or proposed to be conducted by the Company or any of its Subsidiaries during the term of the Executive's employment with the Company.

         13.12. "CONFIDENTIAL INFORMATION" means any and all information of the Company and its Subsidiaries and Affiliates that is not generally known by others with whom they compete or do business, or with whom they actively plan to compete or do business, including such information relating to (a) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Subsidiaries and Affiliates, (b) the Products,
(c) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries and Affiliates, (d) the identity and special needs of the customers of the Company and its Subsidiaries and Affiliates and
(e) the people and organizations with whom the Company and its Subsidiaries and Affiliates have business relationships and those relationships, but excluding information which (i) is generally available to and known by the public or (ii) is or becomes known on a non-confidential basis from a source other than the Executive.

         13.13. "DOCUMENTS" is defined in Section 5.2.

         13.14. "EFFECTIVE DATE" is defined in the preamble.

         13.15. "EXECUTIVE" is defined in the preamble.

         13.16. "FENWAY" means Fenway Capital Partners Fund, L.P., a Delaware limited partnership, and Fenway Capital Partners Fund II, L.P., a Delaware limited partnership.

         13.17. "GOOD REASON" is defined in Section 8.5.

         13.18. "HOLDINGS" means Simmons Holdings, Inc., a Delaware corporation.

         13.19. "METROPOLITAN AREA" means the Atlanta, Georgia metropolitan area.

         13.20. "NON-COMPETITION PERIOD" is defined in Section 6.1.

         13.21. "NON-SOLICITATION PERIOD" is defined in Section 6.3.

         13.22. "OPTION PLAN" is defined in Section 3.3.

         13.23. "PERSON" means any individual, partnership, corporation, association, trust, joint venture, limited liability company, unincorporated organization or entity, and any government, governmental department or agency or political subdivision thereof.

         13.24. "PRESIDENT" is defined in Section 2.

         13.25. "PRODUCTS" means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries or Affiliates, together with all services provided or planned by the Company or any of its Subsidiaries or Affiliates, during the Executive's employment.

         13.26. "PROPRIETARY RIGHTS" is defined in Section 5.3.

         13.27. "RELEASE" is defined in Section 9.4.

         13.28. "SALARY" is defined in Section 3.1.

         13.29. "STOCK OPTION CERTIFICATE(S)" is defined in Section 3.3.

         13.30. "STOCK OPTIONS" is defined in Section 3.3.

         13.31. "SUBSIDIARY" means any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

         13.32. "TARGET BONUS" is defined in Section 3.2.

         13.33. "TERMINATION DATE" is defined in Section 1.2.

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing by the Executive and such officer as may be specifically authorized by the Board in connection with such approval. No waiver by either party hereto at any time of compliance with or of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement and the legal relations created thereby shall be governed by the domestic substantive laws of the State of Georgia without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Executive acknowledges and agrees that, because the Company's legal remedies may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and agreements set forth in Section 5 or 6 by the Executive, the Company may, in addition to obtaining any other remedy or relief available to it (including damages at law), enforce the provisions of Sections 5 and 6 by injunction and other equitable relief.

15. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. ENTIRE AGREEMENT. This Agreement (together with the Stock Option Certificates) constitutes the entire agreement between the parties hereto, and supersedes any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment with the Company.

18. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon (a) the Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (b) the Company and its successors (including by means of reorganization, merger, consolidation or liquidation) and permitted assigns. The Company may assign this Agreement to any of its Subsidiaries or Affiliates or to any successor of the Company by reorganization, merger, consolidation or liquidation and any transferee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which the Executive is at any time associated. The Company requires the personal services of the Executive hereunder and the Executive may not assign this Agreement.

19. ARBITRATION. With the exception of Sections 5 and 6, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator in Atlanta, Georgia in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect; PROVIDED, HOWEVER, that the parties may agree to use an arbitrator other than those provided by the AAA. The arbitrator shall not have the authority to add to, detract from, or modify, any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay, severance compensation, reimbursement of costs (including those incurred to enforce this Agreement), together with interest thereon. A decision by a the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having competent jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator's decision on the merits.

20. STOCKHOLDER APPROVAL OF CERTAIN PAYMENTS. The Executive hereby agrees that any payments owed to the Executive pursuant to this Agreement or the Stock Option Certificates or any other stock option certificate issued to the Executive by the Company that would be construed as "parachute payments" for the purposes of Sec.280G of the Internal Revenue

Code are hereby conditioned on the receipt by Holdings of a vote of persons who own more than 75% of the voting stock of Holdings approving such payments.







         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal, as of the date first above written.

                                       THE COMPANY:

                                       SIMMONS COMPANY


                                       By_________________________________
                                         Name:
                                         Title:


                                       THE EXECUTIVE:


                                       ___________________________________
                                       Mark Parrish

                                                                       EXHIBIT A


                   ILLUSTRATION OF COMPUTATION OF ANNUAL BONUS




                  % OF PERFORMANCE
                  TARGETS ACHIEVED                            % OF TARGET BONUS
                  ----------------                            -----------------

                less than or equal to 90                               0

                          91                                          10

                          92                                          20

                          93                                          30

                          94                                          40

                          95                                          50

                          96                                          60

                          97                                          70

                          98                                          80

                          99                                          90

                          100                                         100

X A minimum achievement of at least 91% of the performance targets is required in order for any portion of the Annual Bonus to be awarded.

X Upon attaining 100% of the performance targets, the amount of the Annual Bonus is increased thereafter by 4% of the Salary for each 1% increase over the performance targets.

X The Board will approve performance targets for any Bonus Year on or prior to the later of (a) the date which is 45 days after the end of the immediately preceding fiscal year or (b) the date which is 15 days after the release of the audited financial statements of the Company for the immediately preceding fiscal year.

                                                                       EXHIBIT B



                            STOCK OPTION CERTIFICATE

                                                                       EXHIBIT C

                                RELEASE OF CLAIMS

         FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Employment Agreement dated as of July 15, 2001 (as amended and in effect from time to time, the "EMPLOYMENT AGREEMENT") between Simmons Company, a Delaware corporation (the "COMPANY"), and me, I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge Fenway (as defined in the Employment Agreement), the Company and their respective Affiliates (as defined in the Employment Agreement) and all of their respective past and present officers, directors, stockholders, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the "RELEASED"), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (collectively, "CLAIMS") which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company, each as amended from time to time); PROVIDED, HOWEVER, that the foregoing release shall not apply to (a) any right explicitly set forth in the Employment Agreement to special payments and benefits to be provided in connection with the termination of my employment or (b) any right to indemnification set forth in Section 4.2 of the Employment Agreement.

         In signing this Release of Claims, I acknowledge that I have had at least 21 days from the date of notice of termination of my employment to consider the terms of this Release of Claims and that such time has been sufficient; that I am encouraged by the Company to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

         I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

         Intending to be legally bound, I have signed this Release of Claims under seal as of the date first written above.


Signature: ___________________________________
                     Mark Parrish

Date Signed: _________________________________